Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Largo Inc.

We consent to the use of our report dated March 28, 2025, with respect to the consolidated financial statements of Largo Inc., which comprise the consolidated statements of financial position of Largo Inc. as of December 31, 2024 and 2023, the related consolidated statements of income (loss) and comprehensive income (loss), changes in equity, and cash flows for each the years in the two-year period ended December 31, 2024, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the Registration Statement on Form F-3 dated November 12, 2025.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

November 12, 2025

Toronto, Canada